As filed with the Securities and Exchange Commission on January 29, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALECTOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	82-2933343
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

131 Oyster Point Blvd. Suite 600

South San Francisco, California 94080

415-231-5660

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Arnon Rosenthal, Ph.D.

Chief Executive Officer

Alector, Inc.

131 Oyster Point Blvd. Suite 600

South San Francisco, California 94080

415-231-5660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Clark Michael E. Coke Melissa S. Rick Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 650-493-9300	Stephanie Yonker, Ph.D. Vice President, Legal Alector, Inc. 131 Oyster Point Blvd. Suite 600 South San Francisco, California 94080 415-231-5660	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 650-752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-236094

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	1,552,500	$25.00	$38,812,500	$5,038

(1)

Represents only the additional number of shares being registered and includes 202,500 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-236094).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $200,364,500 on a registration statement on Form S-1 (File No. 333-236094), which was declared effective by the Securities and Exchange Commission on January 29, 2020. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $38,812,500 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Alector, Inc., a Delaware corporation (“Alector”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-236094) originally filed on January 27, 2020, as amended, or the Prior Registration Statement, and which the Securities and Exchange Commission declared effective on January 29, 2020.

Alector is filing this registration statement for the sole purpose of increasing by 1,552,500 shares the number of shares of its common stock, par value $0.0001 per share, to be registered for sale. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-7 of the Registration Statement on Form S-1 (File No. 333-236094) filed on January 27, 2020).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 29th day of January, 2020.

ALECTOR, INC.

By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D.
Co-Founder and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arnon Rosenthal Arnon Rosenthal, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2020

/s/ Calvin Yu Calvin Yu	Vice President, Finance (Principal Financial and Accounting Officer)	January 29, 2020

* Tillman Gerngross, Ph.D.	Chairperson of the Board	January 29, 2020

* Louis J. Lavigne, Jr.	Director	January 29, 2020

* Terry McGuire	Director	January 29, 2020

* Richard Scheller, Ph.D.	Director	January 29, 2020

* David Wehner	Director	January 29, 2020

* Kristine Yaffe, M.D.	Director	January 29, 2020

*By:	/s/ Arnon Rosenthal
Arnon Rosenthal, Ph.D.
Attorney-in-Fact

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